                                                                   EXHIBIT 10.40


================================================================================



                             STOCKHOLDERS AGREEMENT

                                     AMONG

                              NORRELL CORPORATION,

                          THE CROSS COUNTRY GROUP, LLC

                                      AND

                                 NORCROSS INC.





                             Dated August 15, 1996

                             STOCKHOLDERS AGREEMENT



     THIS STOCKHOLDERS AGREEMENT (as amended from time to time, this "Agreement"), is made and entered into as of August 15, 1996 (the "Effective Date"), by and among Norcross Inc., a Delaware corporation (the "Company"), Norrell Corporation, a Georgia corporation ("Norrell"), and The Cross Country Group, LLC, a Massachusetts limited liability company ("CCG").

                                    RECITALS

     A. As of the Effective Date, the Initial Stockholders together own, or will own, all of the issued and outstanding shares of Common Stock;

     B. As of the Effective Date, Norrell owns, or will own, all of the issued and outstanding shares of Preferred Stock; and

     C. The Initial Stockholders believe it is in the Stockholders' and the Company's best interests to enter into certain agreements associated with the ownership of the Shares and to make certain other agreements as set forth in this Agreement.

     In consideration of the covenants contained in this Agreement, the above recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:


     1.1  "AAA" shall have the meaning set forth in Section 8.1

     1.2  "Acquired Initial Stockholder" shall have the meaning set forth in
Section 15.1(a).

     1.3 "Additional Contributions" shall have the meaning set forth in Section 3.2(a).

     1.4 "Additional Stockholders" shall mean any Stockholder other than CCG or Norrell.

     1.5 "Affected Shares" shall have the meaning set forth in Section 10.1 and 10.2(a).

     1.6 "Affiliate" of a specified Person at a specified time shall mean a Person that, at that time, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that Person, "control" being defined as the ability, through ownership of voting equity interests of an entity or otherwise, to control the management and business decisions of the entity.

     1.7 "Board of Directors" shall mean the board of directors of the Company.

     1.8   "CCG" shall have the meaning set forth in the Preamble.

     1.9   "Call Option" shall have the meaning set forth in Section 15.1(b).

     1.10  "Capital Calls" shall have the meaning set forth in Section 3.2(a).

     1.11 "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company filed with the Delaware Secretary of State, as the same may be properly amended from time to time.

     1.12 "Change of Control Notice" shall have the meaning set forth in Section 15.1(a).

     1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     1.14 "Common Stock" shall mean the Company's $.01 par value per share common stock, described in more detail in the Company's Certificate of Incorporation. References in this Agreement to a Stockholder's percentage ownership of the Common Stock shall be deemed to refer to the percentage of all issued and outstanding Common Stock owned by the Stockholder.

     1.15  "Common Stock Call shall have the meaning set forth in Section
3.2(a).

     1.16  "Common Stock Purchase Price" shall have the meaning set forth in
Section 3.1.

     1.17  "Company" shall have the meaning set forth in the Preamble.

     1.18  "Company Customer" shall have the meaning set forth in Section
7.3(a).

     1.19  "Competitive Position" shall have the meaning set forth in Section
7.2.

     1.20  "Confidential Information" shall have the meaning set forth in
Section 7.1.

     1.21  "Contributed Amount" shall have the meaning set forth in Section
3.3(a).

     1.22  "Contributed Preferred Amount" shall have the meaning set forth in
Section 3.3(b).

     1.23  "Contributing Stockholder" shall have the meaning set forth in
Section 3.3(a).

     1.24 "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

     1.25  "Defaulted Amount" shall have the meaning set forth in Section
3.3(a).

     1.26  "Defaulted Preferred Amount" shall have the meaning set forth in
Section 3.3(b).

     1.27 "Defaulting Stockholder" shall have the meaning set forth in Section 3.3(a).

     1.28  "Designated Value" shall have the meaning set forth in Section
15.1(c).

     1.29 "Direct Competitor" shall mean a Person whose principal business is, or who derives in excess of ten percent (10%) of its consolidated revenues from, supplying Outsourced Teleservices (which do not fall within the definition of Excluded Business).

     1.30 "Direct Transferee" shall mean any Person to whom an Initial Stockholder directly conveys any Shares.

     1.31  "Director" shall mean a member of the Board of Directors.

     1.32  "Dispute" shall have the meaning set forth in Section 8.1.

     1.33  "Dispute Notice" shall have the meaning set forth in Section 8.3

     1.34  "Effective Date" shall have the meaning set forth in the Preamble.

     1.35  "Exercise Notice" shall have the meaning set forth in Section
15.1(b).

     1.36  "Excluded Business" shall have the meaning set forth in Section
2.4(b).

     1.37  "Excluded Disputes" shall have the meaning set forth in Section 8.1.

     1.38  "Initial Contributions" shall have the meaning set forth in Section
3.1.

     1.39 "Initial Stockholders" shall mean, collectively, Norrell and its Affiliates and CCG and its Affiliates.

     1.40 "Initial Term" shall have the meaning set forth in Section 14.1.

     1.41 "IPO Registration Statement" shall have the meaning set forth in section 4.2.

     1.42 "Laws" shall mean collectively statutes, common law and any regulation, directive, order or ruling by a governmental body or delegate that is generally regarded as having the force of law.

     1.43 "Minority Stockholder" shall have the meaning set forth in Section 4.4(a).

     1.44  "Negotiator" shall have the meaning set forth in Section 8.3(a).

     1.45  "New Issuance" shall have the meaning set forth in Section 9.1(a).

     1.46  "1933 Act" shall have the meaning set forth in Section 17.1.

     1.47  "Non-Defaulting Stockholder" shall have the meaning set forth in
Section 3.3(a).

     1.48  "Nonoffering Initial Stockholder" shall have the meaning set forth in
Section 10.1.

     1.49  "Norrell" shall mean Norrell Corporation, a Georgia corporation.

     1.50  "Notice of Call" shall have the meaning set forth in Section 3.2(b).

     1.51  "Offer Notice" shall have the meanings set forth in Section 10.1 and
Section 10.2.

     1.52 "Offer Termination Date" shall have the meaning set forth in Section 10.1.

     1.53  "Offering Initial Stockholder" shall have the meaning set forth in
Section 10.1.

     1.54 "Offering Stockholder" shall have the meaning set forth in Section 10.2(a).

     1.55 "Outsourced Teleservices" shall have the meaning set forth in Section 2.4(a).

     1.56  "Oversubscribed Contribution" shall have the meaning set forth in
Section 3.3(a).

     1.57 "Parties" shall mean, collectively, Norrell, CCG, the Company and any other Person that becomes a party to this Agreement.

     1.58 "Permitted Business" shall have the meaning set forth in Section
2.4(a).

     1.59 "Person" shall mean an individual, a corporation, a partnership (general or limited), a limited liability company, an association, a joint-stock company, a business trust, a trust, an estate or other organization.

     1.60 "Pledge" shall have the meaning set forth in Section 10.3.

     1.61 "Preferred Stock" shall refer to the Company's Seven Percent (7%) Non-Voting Preferred Stock, described in more detail in the Company's Certificate of Incorporation. References in this Agreement to a Stockholder's percentage ownership of the Preferred Stock shall be deemed to refer to the percentage of all issued and outstanding Preferred Stock owned by the Stockholder.

     1.62 "Preferred Stock Call" shall have the meaning set forth in Section 3.2(a).

     1.63 "Preferred Stock Purchase Price" shall have the meaning set forth in
Section 3.1.

     1.64 "Pro-Rata" when used to describe an allocation of rights or liabilities among Stockholders, shall mean in the proportion that such Stockholder's Common Stock bears to all Common Stock.

     1.65 "Protected Percentage" shall have the meaning set forth in Section 9.1(a).

     1.66  "Purchasing Initial Stockholder" shall have the meaning set forth in
Section 9.2(a).

     1.67  "Put Option" shall have the meaning set forth in Section 15.2(b).

     1.68 "Referee" shall have the meaning set forth in Section 8.3(b) and 15.1(c)(ii).

     1.69 "Registration Statement" shall have the meaning set forth in Section 17.1.

     1.70 "Regulations" shall mean the regulations of the Department of Treasury promulgated under the Code.

     1.71  "Remaining Initial Stockholder" shall have the meaning set forth in
Section 15.1(a).

     1.72 "Restricted Employee" shall have the meaning set forth in Section 7.3(b).

     1.73  "SEC" shall have the meaning set forth in Section 17.1.

     1.74  "Selling Initial Stockholder" shall have the meaning set forth in
Section 9.2(a).

     1.75  "Share Transfer" shall have the meaning set forth in Section 10.1.

     1.76 "Shares" shall mean shares of Common Stock and Preferred Stock that are issued and outstanding and owned by the Stockholders.

     1.77 "Stockholders" shall mean, collectively, CCG, Norrell and the Additional Stockholders.

     1.78  "Term" shall have the meaning set forth in Section 14.1.

     1.79  "Term Sheet" shall have the meaning set forth in Section 8.3(b).

     1.80  "Third Party Purchasers" shall have the meaning set forth in Sections
10.1 and 10.2(d).

     1.81  "Trade Secret" or "Trade Secrets" shall have the meaning set forth in
Section 7.1.


                                   ARTICLE II
                  BUSINESS OF THE COMPANY; ADDRESSES AND AGENT

     2.1 The Company. The Company shall be incorporated as a Delaware corporation under the name "Norcross Inc." All business of the Company shall be conducted under such name or under any other name adopted by the Board of Directors (to the extent permitted by applicable Law).

     2.2 Registered Office and Agent. The Company's registered office shall be located at 1209 Orange Street, Wilmington, Delaware, 19801. The name of its registered agent is CT Corporation.

     2.3 Principal Office. The principal office of the Company shall be located in Boston, Massachusetts or at such other location as determined by the Board of Directors.

     2.4   Business of the Company.

           (a) The Company shall engage only in the business of furnishing or managing of inbound or outbound teleservices on behalf of third-party customers by the provision of labor for such purposes while simultaneously providing: (i) teleservice equipment and/or systems, (ii) facilities at which such services shall be performed; and/or (iii) management and administration of such equipment, systems or facilities (such business, together with any additional services or products necessary and incidental to the provision of the services described in (i), (ii) and (iii) being referred to as either "Outsourced Teleservices" or the "Permitted Business"). The Permitted Business shall not include and the Company, without the consent of the Initial Stockholders (which consent may be withheld by an Initial Stockholder in its sole and unfettered discretion, without regard to any fiduciary or quasi-fiduciary duties of the Initial Stockholder to the Company), may not pursue any Excluded Business. The Company shall have the authority to do all things necessary or appropriate in conjunction with the Permitted Business subject to any limitations in this Agreement, the Company's other governance documents and Law.

     (b) Notwithstanding the foregoing provisions of this Section 2.4, the following types of Outsourced Teleservices business opportunities are not subject to the referral covenants of Section 3.7(a) and the Company may not pursue the following business or the specific products or services referenced in the description of the business (collectively, the "Excluded Business"):

     (i) any Outsourced Teleservices being provided by either Initial Stockholder to a customer as of the Effective Date, provided that this restriction shall only prohibit provision of services or products (or offering or soliciting to do so) by the Company at the same sites where the Stockholder was providing those services or products to the customer or at any additional location if such services or products are being provided by the Stockholder to the customer under the same contract or a successor contract as a result of a rebidding of the original contract;

     (ii) any Outsourced Teleservices business of either Initial Stockholder where the teleservices are incidental to an otherwise excluded product, service or industry described in clause (iii), (iv), (v), (vi) or (vii);

     (iii) any Outsourced Teleservices business between either Norrell or CCG and an Affiliate of Norrell or CCG, respectively, where the general business of the Affiliate is not Outsourced Teleservices;

     (iv) any Outsourced Teleservices business, regardless of industry, with respect to the following products or services: roadside or travelers assistance, homeowners and appliance assistance, address change notification, real estate and move-related services and claim reporting services; provided, however, that CCG may permit the Company to provide Outsourced Teleservices with respect to any one or more of these products or services on a contract by contract basis, in which case the Company's permission will be limited to the contracts specifically approved by CCG unless CCG expressly permits the Company to provide Outsourced Teleservices with respect to any of these restricted products or services without limitation to a particular contract, in which case such Outsourced Teleservices shall be within the definition of "Permitted Business" from that point forward;

     (v) any Outsourced Teleservices business with respect to any teleservices product or service within the automotive, real estate and insurance industries; provided, however, that CCG may permit the Company to provide Outsourced Teleservices within these industries on a contract by contract basis, in which case the Company's permission will be limited to the contracts specifically approved by CCG unless CCG expressly permits the Company to provide Outsourced Teleservices products or services within the automotive, insurance or real estate industry without limitation to a particular contract, in which case such Outsourced Teleservices shall be within the definition of "Permitted Business" from that point forward;

     (vi) any Outsourced Teleservices business where the only services provided are staffing services (as opposed to, for example, furnishing or managing equipment or systems);

     (vii) any reservation center, federal government, or catalogue, mail order or direct sales Outsourced Teleservices business; provided, however, that Norrell may permit the Company to provide these restricted types of Outsourced Teleservices on a contract by contract basis, in which case the Company's permission will be limited to the contracts specifically approved by Norrell unless Norrell expressly permits the Company to provide any of these restricted types of Outsourced Teleservices without limitation to a particular contract, in which case such permitted Outsourced Teleservices shall be within the definition of "Permitted Business" from that point forward;

     (viii) any relationship between Norrell with respect to United Parcel Services, International Business Machine Corporation, Cinergy Inc., or Thompson Consumer Electronics Corporation (as to its Indianapolis locations); and

     (ix) any business opportunity or relationship that does not otherwise fall within the definition of "Outsourced Teleservices."


                                  ARTICLE III

                INITIAL CONTRIBUTIONS; ADDITIONAL CONTRIBUTIONS;
                             CONTRIBUTIONS IN KIND

     3.1 Initial Contributions. The per-Share purchase price for all Shares purchased pursuant to this Article III shall be $100 for Common Stock and $1,000 for Preferred Stock (respectively, the "Common Stock Purchase Price" and the "Preferred Stock Purchase Price"). Within thirty (30) days after the Effective Date, the Initial Stockholders shall purchase Shares for an aggregate purchase price of Two Million Dollars ($2,000,000), which purchase obligation shall be allocated between the two Initial Stockholders as follows:

                                  COMMON STOCK


                                    Amount
                                    Committed          Number
               Stockholder          to be Paid         of Shares
               -----------          ----------         ---------

               Norrell              $  918,000           9,180
               CCG                  $  882,000           8,820
                                    ----------

                        Total       $1,800,000          18,000
                                    ==========          ======



                                PREFERRED STOCK


                                     Amount
                                     Committed        Number
                Stockholder          to be Paid       of Shares
                -----------          ----------       ---------

                Norrell              $200,000         200

                         Total       $200,000         200
                                     ========         ===



The amounts committed to be paid by the Initial Stockholders under this Section
3.1 are sometimes referred to hereinafter collectively as the "Initial Contributions."

     3.2 Additional Contributions.

         (a) If the Board of Directors from time to time determines that, taking into account all of the Company's existing resources and its future business prospects, the Company's existing funds are not adequate for it to conduct its business in the manner intended by the Board of Directors (for example, such funds are not adequate for the Company to pay (i) the operating costs of the Company, (ii) all capital needs of the Company or (iii) all other costs and expenses necessary or appropriate in order for the Company to take any actions which the Company is permitted or required to take hereunder), then the Board of Directors may make capital calls ("Capital Calls") requiring then existing Stockholders to contribute to the Company such sums as the Board of Directors determines are needed by the Company ("Additional Contributions"). Each Capital Call shall be in the form of a notice to Stockholders in accordance with Section 3.2(b), and, except as otherwise provided in this Agreement, shall consist of a call for the purchase of additional Shares of

Common Stock (a "Common Stock Call") on a Pro-Rata basis, representing ninety percent (90%) of the Additional Contribution subject to the Capital Call, and Preferred Stock (a "Preferred Stock Call"), representing the remaining ten percent (10%) of the Additional Contribution subject to the Capital Call. Notwithstanding anything to the contrary in this Agreement, the rights of the Board of Directors under this Article III to make further Capital Calls shall terminate immediately upon the earliest to occur of (A) upon the effectiveness of an IPO Registration Statement (as defined in Section 4.2), or (B) the total contribution of $18,000,000 through Capital Calls, or (C) the date that is ten
(10) years after the Effective Date. For example, if the Board of Directors calls for and the Initial Stockholders pay the maximum amount of Additional Contributions, the Initial Stockholders shall own the following amounts of Common Stock and Preferred Stock:

                                  COMMON STOCK


                                   Amount
                                   Committed            Number
              Stockholder          to be Paid           of Shares
              -----------          ----------           ---------
              Norrell              $ 9,180,000           91,800
              CCG                  $ 8,820,000           88,200
                                   -----------          =======

                       Total       $18,000,000          180,000
                                   ===========          =======



                                PREFERRED STOCK


                                    Amount
                                    Committed          Number
               Stockholder          to be Paid         of Shares
               -----------          ----------         ---------
               Norrell              $2,000,000         2,000

                        Total       $2,000,000         2,000
                                    ==========         =====


     (b) If the Board of Directors determines to make a Capital Call, it shall notify the Stockholders of such decision in writing (the "Notice of Call"), which notice shall set forth the amount required to be contributed, the terms and conditions of the contribution and the deadline for making the contribution, which must be at least sixty (60) days after the date of the Notice of Call. The Stockholders shall endeavor to make the Additional Contribution as soon as possible but in any event no later than the deadline specified in the Notice of Call.

         (c) Norrell shall be the only Party subject to Preferred Stock Calls. Notwithstanding anything to the contrary in this Agreement, once Capital Calls have totalled Four Million Dollars ($4,000,000), before the Board of Directors can issue an additional Common Stock Call, the next One Million Four Hundred Thousand Dollars ($1,400,000) of Capital Calls shall be exclusively Preferred Stock Calls, after which there shall be no further Preferred Stock Calls. Notwithstanding anything to the contrary in this Agreement, Norrell shall be subject to Preferred Stock Calls only for as long as it owns more than fifty percent (50%) of the Common Stock.

     3.3 Defaults With Respect to Capital Calls.

         (a) If any Stockholder (the "Defaulting Stockholder") for any reason fails to deliver to the Company all or any part of its Pro-Rata portion of a required Initial or Additional Contribution (with such portion not being contributed being referred to herein as the "Defaulted Amount") within the applicable time period, each of the other Stockholders (the "Non-Defaulting Stockholders") shall have the right, but not the obligation, within at least two
(2) business days after receiving notice from the Company of the default, to contribute to the Company all or any portion of the Defaulted Amount (the "Contributed Amount"), subject to the contingencies described below, which are applicable in the event the amount such Non-Defaulting Stockholders wish to contribute exceed the Defaulted Amount (an "Oversubscribed Contribution"). Any Non-Defaulting Stockholders who contribute to the Company all or a portion of the Defaulted Amount pursuant to this Section 3.3 are be referred to as a "Contributing Stockholder." In the event of an Oversubscribed Contribution, each Contributing Stockholder's contribution shall be limited to the Contributing Stockholder's Pro-Rata portion of the entire Defaulted Amount plus the Contributing Stockholder's Pro-Rata portion of the balance of the Defaulted Amount not being contributed by other Stockholders; provided, however, that in determining a Contributing Stockholder's Pro-Rata portion of the Defaulted Amount, the Defaulting Stockholder shall be deemed to own no Shares. In exchange for the Contributed Amount, the Contributing Stockholders shall each be entitled to (i) receive from the Company that number of shares of Common Stock issued at the Common Stock Purchase Price represented by its portion of the Contributed Amount, and (ii) receive directly from the Defaulting Stockholder, and the Defaulting Stockholder shall be obligated to transfer to each Contributing Stockholder, that number of shares of Common Stock equal to one-half (1/2) of the number of shares of Common Stock to be issued to it in accordance with clause (i) of this sentence.

         (b) If Norrell for any reason fails to deliver to the Company all or any portion of funds subject to a Preferred Stock Capital Call within the required time period (with such portion not being contributed being referred to herein as the "Defaulted Preferred Amount"), then CCG shall have the right, but not the obligation, to contribute to the Company all or any portion of the Defaulted Preferred Amount (the "Contributed Preferred Amount") and CCG shall receive from the Company in exchange therefor, at CCG's election, either (i) the number of shares of Preferred Stock issuable for the Contributed Preferred Amount at the Preferred Stock Purchase Price, or (ii) that number of shares of Common Stock issuable for the Contributed Preferred Amount at the Common Stock Purchase Price. Regardless of whether CCG elects to receive Common Stock pursuant to (ii) or Preferred Stock pursuant to (i) of the preceding sentence, CCG shall also receive directly from Norrell, and Norrell shall be obligated to transfer to CCG, that number of shares of Common Stock owned by Norrell equal to five (5) times the number of shares of Preferred Stock represented by the Contributed Preferred Amount.

     3.4 Disputes. Any Referee resolving a dispute as to the appropriateness of a Capital Call shall consider both (i) whether the Board of Directors acted in accordance with the standard set forth in Section 3.2(a), and (ii) any other relevant factors, including the reasonable interests of the Stockholders.

     3.5 Collection of Amounts Required to be Contributed. In the event any Stockholder shall fail to make any capital contribution that is required hereunder and the other Stockholders do not tender to the Company the entire amount of the default, then the Company shall be entitled to pursue the collection of the unpaid balance of the Defaulted Amount, plus interest at the rate of eighteen (18) percent per annum, and the defaulting Stockholder shall be liable to the Company for any and all such amounts plus the costs of collection, including court costs and attorneys' fees.

     3.6 Limitation of Liability. Except as is specifically required by the DGCL, no Stockholder shall be personally liable to any third party for or in connection with any obligation, act or omission of the Company. No Stockholder shall be responsible for any loss of any other Stockholder other than for losses occasioned by a breach of this Agreement. The members of the Board of Directors shall not be liable for the return of the capital contributions of the Stockholders or any portion thereof.

     3.7 Other Contributions to the Company.

         (a) Each Initial Stockholder agrees to refer to the Company any Outsourced Teleservices business opportunities that the Initial Stockholder develops or that are presented to it while the Initial Stockholder owns ten percent (10%) or more of the Common Stock, which opportunities the Board of Directors can accept or decline. Provided that (i) the Board of Directors votes to decline a business opportunity referred to it by an Initial Stockholder pursuant to the requirements of the first sentence of this paragraph (a), and
(ii) the Director(s) nominated by the referring Initial Stockholder voted to accept such business opportunity, the Initial Stockholder referring the business opportunity shall be entitled to pursue the business opportunity itself, as long as it does so on terms and conditions that are no more favorable than the terms and conditions that would have been applicable to the Company had the Company accepted the business opportunity. This Agreement does not restrict either Initial Stockholder from pursuing any Outsourced Teleservices business opportunity that is within the definition of Excluded Business.

         (b) If either Initial Stockholder ceases to own ten percent (10%) or more of the Shares, the referral obligations set forth in paragraph (a) shall no longer apply to that Initial Stockholder, but the foregoing referral obligations will again apply if the Initial Stockholder's Share ownership again rises to ten percent (10%) or more.

         (c) Each Initial Stockholder, as long as it owns in excess of ten percent (10%) of the Common Stock, shall provide the Company with the products, services and rights set forth on Schedule 3.7, for use by the Company in the Permitted Business (to the extent such products, services and rights can legally be provided to the Company without material cost or hardship to the transferring party). In return for these contributions, the Company shall pay each contributing Initial Stockholder: for any contributed tangible assets an amount equal to the net book value for the contributed asset (not to exceed fair market value); for any contributed intangible assets an amount equal to the incremental cost of providing such item to the Company; and for any other services provided by an Initial Stockholder (except for those administrative services to be provided by Norrell in accordance with Section 3.7(d)) to the Company an amount equal to the cost of such services (not to exceed fair market value) as long as the Initial Stockholders agree on such administrative services costs before they are incurred.

         (d) Norrell shall initially provide to the Company and the Company shall acquire from Norrell "back office" administrative assistance that is available directly from Norrell, including functions such as tax, accounting, risk management and legal services. In return for such services, Norrell shall be entitled to five percent (5%) of the difference between the revenues of the Company for the period of time Norrell is providing the services and the amount of any subcontract fees paid or payable to Norrell (excluding those fees described in this Section 3.7(d)) during such period (provided further that except as otherwise provided in the last sentence of this paragraph (d) Norrell shall not receive any additional amounts as expenses, or third party reimbursements for providing such services). After providing Norrell with at least six (6) months prior notice of its intent to do so, the Company may elect to obtain some or all of these administrative services from CCG or third parties, if the Company determines that it would be in its best interests to do so. Norrell will obtain the approval of the Board of Directors before subcontracting with any third party for the provision of back office administrative assistance, which approval may not be unreasonably withheld or delayed.

         (e) To the extent the Company needs any service or product that either Initial Stockholder is in the business of providing to its customers (e.g. temporary staffing, in the case of Norrell), the Company agrees to acquire such service or product from the Initial Stockholder at a price that is as favorable to the Company as the most favorable price provided by the Initial Stockholder to any other customer or client for a comparable service or product in a comparable market (provided that the price charged to the Company shall never be greater than the Initial Stockholder's average gross margin for such services). Notwithstanding the foregoing, the Company shall not be obligated to acquire any service or product from an Initial Stockholder if the Company is willing and able to provide such service or product internally or if the Company's Board of Directors reasonably and in good faith concludes that the overall quality of the service or product is unacceptable or the price is not reasonable. In no event shall a Stockholder be required to provide any such service or product.

     (f) Stockholders may be required by lenders of the Company to guarantee certain loans or other financial obligations of the Company provided that the amount of any such guarantee will be limited and allocated among the Stockholders Pro-Rata. The amount guaranteed by any Stockholder will be credited towards the Stockholder's share of the $20,000,000 aggregate capital contribution limit; provided, however, that if within the ten-year period following the Effective Date the Company's loan or financial obligation is discharged or if the Stockholder's guarantee is otherwise released without having been called by the lender, then the credit against the capital contribution limit shall immediately cease to exist and the Stockholder's obligations with respect to that capital contribution limit shall be as otherwise set forth in this Agreement. In the event that an Initial Stockholder intends to exercise any registration rights it may have with respect to any Common Stock, such Initial Stockholder may require all Stockholders (but not less than all) to replace any or all guarantees with Additional Capital Contributions to be made in accordance with Article III.


                                   ARTICLE IV
                             MANAGEMENT OF COMPANY

     4.1 Board of Directors. The business and affairs of the Company shall be managed by the Board of Directors except for those rights granted directly to the any Stockholders in this Agreement. The rights and responsibilities of the Board of Directors are generally set forth in the Company's Bylaws, as supplemented by provisions in this Agreement. To the extent possible, with respect to any issue involving the Board of Directors, the Bylaws should be interpreted in a manner that is consistent with this Agreement and any inconsistency should be resolved in favor of this Agreement.

     4.2 Composition of Board of Directors. The Bylaws shall provide that until the effective date of the first SEC registration statement filed under the 1933 Act covering an initial public offering of the Company's Common Stock, whether for the sale of Shares of Common Stock by the Company or by any Stockholder (an "IPO Registration Statement") the Board of Directors shall consist of an even number of members unless otherwise agreed to by Stockholders owning at least seventy-six percent (76%) of the Common Stock. As long as both Initial Stockholders own at least ten percent (10%) of the Common Stock, the member of the Board of Directors serving as Chairman of the Board shall each year alternate between an individual nominated by Norrell and an individual nominated by CCG with the initial Chairman of the Board to be nominated by CCG.

     4.3 Nomination of Directors if Either Initial Stockholder Owns More than 10% of the Common Stock. As long as either Initial Stockholder owns more than ten percent (10%) of the Common Stock, (a) until the effectiveness of an IPO Registration Statement, then that Initial Stockholder shall be entitled to and shall nominate one-half of the members of the Board of Directors, and (b) from and after the filing of the IPO Registration Statement that Initial Stockholder shall be entitled to nominate one-half of the members of the Board of Directors if there shall be an even number of directors, or one-half of one less than the number of members of the entire Board of Directors, if there is an odd number of Directors (with the final director being selected by agreement of the Initial Stockholders).

     4.4 Nomination of Directors if Either Initial Stockholder Owns More than 75% of the Common Stock. If, at any time and from time to time, either Initial Stockholder owns more than seventy-five percent (75%) of the Common Stock, then, for as long as the Initial Stockholder owns more than seventy-five percent (75%) of such Shares, the nomination rights described in Section 4.3 shall cease to apply and each candidate for the Board of Directors shall be nominated by the Board of Directors or as otherwise provided in the Bylaws.

     4.5 Nomination of Directors in Other Situations. In all situations other than those expressly covered in Section 4.3 and 4.4 or in instances where Sections 4.3 or 4.4 do not specify how all of the members of the Board of Directors shall be nominated, each candidate for the Board of Directors shall be nominated by the Board of Directors or as otherwise provided by the Bylaws.

     4.6 Modification of Rights. Notwithstanding anything to the contrary in this Agreement, in the event that an Initial Stockholder's ownership of Common Stock drops below twenty-five percent (25%), that Initial Stockholder shall have the right, if it expressly so elects and notifies the other Initial Stockholder and the Company of this election within five (5) days after its ownership drops below 25% (and, from time to time thereafter, within five (5) days after any further sale(s) of its Shares of Common Stock after which its ownership remains below 25% but above 10%), to waive its rights under Section
4.3 to nominate fifty percent of the members of the Board of Directors (which rights otherwise would apply as long as the Initial Stockholder owned more than ten percent (10%) of the Common Stock), and in return for such election, to the extent that the Initial Stockholder's ownership interest remains below twenty-five percent: (a) the Initial Stockholder shall no longer be bound by the referral obligations set forth in Section 3.7(a), (b) and (c); (b) the non-competition covenant in Section 7.2 shall not be applicable to such Initial Stockholder; and (c) the twenty-four month and twelve month non-solicitation covenants set forth in Sections 7.3(a) and (b), respectively, shall commence.

                                   ARTICLE V
                 REIMBURSEMENT OF INITIAL STOCKHOLDER EXPENSES

     5.1 Reimbursement of Expenses. Each Initial Stockholder shall be reimbursed for all reasonable out-of-pocket expenses directly incurred on behalf of the Company and approved by the Board of Directors, including, without limitation, any organizational, incorporation and pre-subscription expenses incurred on behalf of the Company that have been so approved by the Board of Directors; provided, however, that each Initial Stockholder shall pay all of its legal expenses, including but not limited to the expenses and fees associated with drafting and negotiating this Agreement.

                                   ARTICLE VI
                             DISTRIBUTIONS OF CASH

     6.1 Cash Flow. The Board of Directors, in the exercise of its discretion, shall determine whether the financial condition and financing agreements and commitments of the Company will permit the distribution of any monies of the Company; provided however, that the Board of Directors, in making such determination, may provide for the retention of a reasonable cash reserve (taking into consideration the availability in the future of other assets or income of the Company), as determined by the Board of Directors, in an amount at least equivalent to the sums determined by it in its discretion as necessary to be retained for future contemplated capital expenditures, expenses and obligations of the Company. The Board of Directors shall make a determination at least as of the end of each calendar year as to whether or not there are funds available for distribution.

     6.2 Distribution of Cash Flow. All funds so determined by the Board of Directors to be available for distribution shall be distributed as follows:

         (a) First, to repay the currently due and payable portions of any working or operating capital loan or advance (including principal and interest) made by any Stockholder to the Company;

         (b) Second, to discharge any accrued dividend, redemption or other payment obligation (and any past obligation that the Company was unable to meet) with respect to any outstanding Preferred Stock;

         (c) Third, to repay the currently due and payable portions of any loan (including principal and interest) made by a Stockholder to the Company other than the loans described in (a) above; and

         (d) Fourth, to the Stockholders as dividends in accordance with the DGCL.

     6.3 Limitations on Distribution. No distribution shall be made to Stockholders if prohibited by the DGCL.


                                  ARTICLE VII
                   CONFIDENTIALITY AND RESTRICTIVE COVENANTS

     7.1 Confidentiality Covenant. Ancillary to and in consideration of each Stockholder's right to own its Shares, each Stockholder agrees that Stockholder will not, other than directly for the benefit of or at the direction of or with the express, prior written approval of the Company, directly or indirectly, alone or in conjunction with one or more Persons, redistribute, market, publish, disclose or divulge to any other person or entity (except for disclosures by a Stockholder to prospective investors or underwriters who execute a confidentiality agreement in form and substance acceptable to the Company), or use or modify for use, directly or indirectly in any way for any person or entity: (i) any "Confidential Information" (as defined below) during the period of time that Stockholder owns Shares and for twenty four (24) months after it ceases to own any Shares; and (ii) any "Trade Secrets" (as defined below) at any time (during or after the period which it owns Shares) during which such information or data shall continue to constitute a "Trade Secret." Stockholder agrees to cooperate with any reasonable confidentiality requirements of the Company. As used in this Article VII, "Trade Secrets" shall have the meaning given that term under Delaware law and "Confidential Information" shall mean all valuable, proprietary and confidential information belonging to or pertaining to the Company or a Customer that does not constitute a Trade Secret of the Company. With respect to any information associated with any product, service or rights contributed to the Company by an Initial Stockholder pursuant to Section 3.7(c) that meets the above definition of Trade Secret or Confidential Information, for purposes of this Article VII, shall be deemed to be the Trade Secret or Confidential Information of the Company, but the Initial Stockholder making the contribution shall retain all rights associated therewith (subject to the rights granted to the Company).

     7.2 Limitation On Competition. Ancillary to and in consideration of each Stockholder's right to own its Shares, each Stockholder agrees that such Stockholder, as long as it owns at least ten percent (10%) of the Common Stock, will not, other than with the express, prior written approval of the Company, directly or indirectly, alone or in conjunction with one or more Persons, engage in Outsourced Teleservices (except to the extent such activities are within the definition of "Excluded Business") or enter into a "Competitive Position" (as defined later below) (provided, however, that an Initial Stockholder's providing, on an arm's length basis, to a Direct Competitor any services or products that fall within the definition of "Excluded Business" shall not, by itself, mean that such Initial Stockholder has a "Competitive Position" with a Direct Competitor). For purposes of this Agreement, a "Competitive Position" is an employment, directorship, partnership, advisory, agency, or control relationship, that is initiated anywhere in the continental United States, between a Stockholder and a Direct Competitor.

     7.3 Limitation On Soliciting Customers Or Personnel. Ancillary to and in consideration of each Stockholder's right to own its Shares, each Stockholder agrees that it will not, other than with the express, prior written approval of the Company, directly or indirectly, alone or in conjunction with one or more
Persons:

         (a) during the period of time such Stockholder owns at least ten percent (10%) of the Common Stock and for twenty-four (24) months after the last date that such Stockholder owns at least ten percent (10%) of the Common Stock provide (or offer or solicit to provide) any Person that was a customer of the Company at any point within twelve (12) months prior to the date the Stockholder ceases owning at least ten percent (10%) of the Common Stock or the Preferred Stock (a "Company Customer") with any services or products in competition with those the Company was providing to the Company Customer, provided that this restriction shall only prohibit the provision of services or products (or offering or soliciting to do so) by the Stockholder at the same sites where the Company was providing those services or products to the Company Customer or at any additional location if such services or products are being provided by the Company to the Company Customer under the same contract or a successor contract as a result of a rebidding of the original contract;

         (b) during the period of time such Stockholder owns at least ten percent (10%) of the shares of Common Stock or Preferred Stock and for twelve
(12) months after the last date that such Stockholder owns at least ten percent (10%) of the shares of Common Stock or Preferred Stock (i) solicit any management level employee, director or advisor of the Company located anywhere in the continental United States (a "Restricted Employee") to leave the employment of the Company or otherwise sever a contractual, directorship, advisory, partnership relationship with the Company or (ii) hire or engage any such management level employee, director or advisor of the Company, provided, however, that, notwithstanding the foregoing, any employee who had previously been employed by an Initial Stockholder prior to being employed by the Company may return to the employ of such Initial Stockholder with the prior written approval of the Company's Board of Directors.


                                  ARTICLE VIII
                               DISPUTE RESOLUTION

     8.1 Dispute Resolution. Any disputes arising under or in conjunction with this Agreement or any Party's performance or non-performance of its obligations under this Agreement, other than the "Excluded Disputes" described in Section
8.4 below, or any stalemate or tie vote by the Board of Directors (each of the foregoing being herein referred to as a "Dispute") shall be resolved in accordance with the dispute resolution provisions set forth in this Article VIII. The Parties agree to use reasonable and good faith efforts to resolve any Dispute informally. If the Parties are unable to resolve the Dispute informally within a reasonable period of time, the Dispute may be settled in accordance with the following provisions.

     8.2 Disputes Among Directors. If, at the time of any Dispute on the Board of Directors, there is (are) serving on the Board of Directors, individuals who were not nominated by either Initial Stockholder, at the request of any Director the Dispute shall be submitted to a committee of the Board of Directors consisting of all such individuals, which committee shall be empowered to recommend a final resolution to the Board of Directors. The Board of Directors shall in good faith consider any proposed resolution offered by the independent director(s). If the independent director(s) are unable to propose a resolution of the Dispute that is acceptable to the Board of Directors involved in the Dispute, or if there are no independent directors then in office, the Dispute may be settled in accordance with the provisions of Section 8.3, if and only if
(a) an IPO Registration Statement has not yet become effective, and (b) the matter has been considered and remained the subject of a tie vote at two consecutive meetings of the Board of Directors when all directors were in attendance.

     8.3 Dispute Resolutions. If a Dispute of the Board of Directors cannot be resolved in accordance with Section 8.2, then either Initial Stockholder may remove the matter from consideration by the Board of Directors in accordance with the Bylaws and submitted to the dispute resolution provisions of this
Section 8.3. In addition, if the issue or Dispute does not involve an action proposed to be taken by the Board of Directors, the parties to the dispute shall resolve the matter in accordance with this Section 8.3 promptly upon the occurrence thereof. Any Dispute may be submitted to dispute resolution by any Stockholder empowered hereunder by its giving written notice of its intention to do so (the "Dispute Notice") to the Initial Stockholders, the Company (if the matter has been voted on by the Board of Directors or otherwise is an issue arising between the Company and one or more Stockholders) and all other Stockholders who are parties to this Agreement and whose interests are directly involved. The Dispute Notice shall identify the nature of the Dispute, and the individual empowered to negotiate any resolution on behalf of the party sending the Dispute Notice.

         (a) Each party receiving a Dispute Notice shall, within twenty (20) days following receipt of the Dispute Notice, also appoint an individual empowered to negotiate the issue (the "Negotiator"), and shall notify the Stockholder issuing the Dispute Notice of the identity of its Negotiator by that date. The failure by any such Party to appoint a Negotiator as required hereby shall constitute a waiver of that Party's right to do so, and the remaining individual(s) shall act as the resolution panel hereunder.

         (b) Each Negotiator, within fifteen (15) days after his appointment, shall determine his position on the Dispute and present a Term Sheet containing all of the Terms of his proposed resolution (a "Term Sheet"). If after exchange of the Term Sheets the Negotiators cannot reach a conclusion within five (5) days, then by that date the Negotiators shall agree upon a referee (the "Referee") whose responsibility shall be, within fifteen (15) days after his appointment, to review the Term Sheets submitted by the Negotiators (and all available written evidence supporting the Term Sheet) and select the Term Sheet with the terms to be the one that the Referee believes most closely represents the appropriate resolution of the Dispute to be the solution to be taken. The Term Sheet so selected by the Referee shall be reported by the Referee to each of the parties as the resolution of the Dispute by written notice within twenty (20) days of the Referee's appointment.

     The Referee's determination shall consist of the following elements: (i) findings of fact; (ii) rulings of law (if any are required); and (iii) the remedy, which shall consist of selection of the Term Sheet described and an order that it be implemented. The findings of fact and the rulings of law shall be stated with sufficient particularity and precision so that both parties and a reviewing court may reasonably comprehend the basis for the remedy. The Referee shall apply the same substantive law that a Massachusetts court would apply in deciding the same issues. The Referee's resolution of the Dispute shall be binding upon the parties, provided, however, that any party may seek review on the following grounds: (i) that the Referee's determination was clearly erroneous under Law; or (ii) that there was no substantive evidence to support the Referee's findings.

     (c) If the Negotiators cannot agree on the identity of the Referee, the Washington, D.C. office of the American Arbitration Association shall be requested to nominate three individuals to serve as Referees pursuant to the rules and regulations of such Association. If within three days of the receipt of that listing, the parties cannot agree on which of the three shall serve as Referee, the Referee shall be selected by such Association in accordance with its rules then pertaining.

     (d) Each Stockholder shall be solely responsible for paying the expenses of its Negotiators. Upon receipt of the Referee's award, all parties shall promptly execute any instruments, and take any action, including the execution of consent votes and other agreements as are reasonably required by the proponent of the Term Sheet selected by the Referee, to fully effectuate and adopt the position set forth on that Term Sheet.

     8.4 Excluded Disputes. The Parties may but shall not be obligated to resolve the following matters in accordance with the dispute resolution provisions of this Article VIII: (a) claims for injunctive or other equitable relief; (b) disputes relating to acquisitions by the Company of another entity;
(c) disputes involving matters that under this Agreement or Law are to be decided by Stockholders acting as stockholders in their individual interests in the first instance; (d) disputes relating to Capital Calls in excess of an aggregate of $20,000,000; (e) disputes arising under Sections 10.1 or 10.2 as to whether the Company should be a purchaser of Shares or Article XV if the issue is a determination of price established by a Referee thereunder, (f) decisions by the Board of Directors under Section 7.3(b) regarding approvals of employees returning to an Initial Stockholder, or (g) disputes arising among the Board of Directors after the effective date of an IPO Registration Statement.


                                   ARTICLE IX
                    MISCELLANEOUS INITIAL STOCKHOLDER RIGHTS

     9.1 Rights to Maintain Proportionate Ownership.

         (a) The Company grants each Initial Stockholder a continuing option, in the event that the Company issues new shares of Common Stock (including, but not limited to, the issuance of Common Stock in an initial public offering) to a Person other than in response to a Capital Call (any such issuance being referred to as a "New Issuance"), to purchase additional shares of Common Stock to prevent any dilution of the Initial Stockholder's percentage ownership of all issued and outstanding Common Stock prior to the New Issuance (the Initial Stockholder's "Protected Percentage"), subject to the terms and conditions of this Section 9.1. In the event of a New Issuance resulting from an Initial Stockholder's exercise of demand registration rights under Article XVII at a time when the Initial Stockholders collectively own at least eighty percent (80%) of the Common Stock, then if each Initial Stockholder wishes to exercise its rights under this Section 9.1, the Initial Stockholder exercising demand registration rights shall be entitled to acquire under this Section 9.1 only that number of Shares equal to its Pro-Rata portion of the New Issuance, but the other Initial Stockholder shall be entitled to acquire not only its Pro-Rata portion of the New Issuance but also its Pro-Rata portion of the Shares issued under this Section 9.1 to the Initial Stockholder exercising demand registration rights.

         (b) The purchase price and other terms applicable to any exercise by an Initial Stockholder of its purchase option under this Section 9.1 shall be the same as those applicable to the Party or Parties acquiring the Common Stock in connection with the New Issuance.

         (c) The Company shall notify each Initial Stockholder in writing whenever the Board of Directors approves a New Issuance and such notice shall state the number of Shares proposed to be issued and the purchase price and other terms and conditions associated with the New Issuance. The Initial Stockholder's purchase option must be exercised, if at all, by a written notice from the Initial Stockholder to the Company not later than thirty (30) days after it has received the written notice of the New Issuance from the Company. If an Initial Stockholder duly notifies the Company of its exercise of its purchase option under this Section 9.1, the Company and the Initial Stockholder must consummate the closing of the purchase no later than the later to occur of
(i) thirty (30) days after the receipt by the Company of notice from the Initial Stockholder that it is exercising its purchase option, or (ii) fifteen (15) days after the consummation of the New Issuance giving rise to the purchase option.

         (d) Notwithstanding the foregoing, an Initial Stockholder shall be entitled to exercise the purchase option under this Section 9.1 with respect to a New Issuance proceeding, or which is an issuance registered on, an IPO Registration Statement and in any event only if (i) the Initial Stockholders collectively own, immediately prior to the New Issuance, at least fifty percent (50%) of the Common Stock, and (ii) such Initial Stockholder then owns at least ten percent (10%) of the Common Stock.

     9.2 Purchase Rights of Initial Stockholders.

         (a) This Section 9.2 gives an Initial Stockholder (for purposes of this Section 9.2, the "Purchasing Initial Stockholder") the right to purchase a certain amount of Common Stock from the other Initial Stockholder (the "Selling Initial Stockholder") in the event that the Selling Initial Stockholder desires to sell Common Stock to a third party.

         (b) If at any time, and from time to time, when the Selling Initial Stockholder owns fifty one percent (51%) of all Common Stock and the Purchasing Initial Stockholder owns at least forty-eight percent (48%) of all Common Stock, the Selling Initial Stockholder desires to sell any Common Stock to a third party, the Selling Initial Stockholder shall first notify the Purchasing Initial Stockholder in writing of this intention, informing the Purchasing Initial Stockholder of the terms and conditions of the proposed sale, including the purchase price. This notice shall constitute an offer from the Selling Initial Stockholder to the Purchasing Initial Stockholder to sell the Purchasing Initial Stockholder an amount of Common Stock that is equal to two percent (2%) of all Common Stock. The Purchasing Initial Stockholder shall have fifteen (15) days from the date it receives the notice from the Selling Initial Stockholder to notify the Selling Initial Stockholder that it wishes to accept this offer if it intends to do so. If it elects to make this purchase and duly notifies the Selling Initial Stockholder, the Purchasing Initial Stockholder shall have thirty (30) days from the date of its notice electing to exercise this purchase right to consummate the purchase of the two percent interest of Common Stock at a purchase price that is equal to the Selling Initial Stockholder's capital cost associated with the purchase Common Stock together with interest (at the Prime Rate published in the Wall Street Journal) beginning as of the date the Selling Initial Stockholder acquired the Common Stock.

         (c) If at any time, and from time to time, when the Selling Initial Stockholder owns fifty one percent (51%) of all Common Stock and the Purchasing Initial Stockholder owns less than forty-eight percent (48%) but more than ten percent (10%) of all Common Stock, the Selling Initial Stockholder desires to sell to a third party any Common Stock, the Selling Initial Stockholder shall first notify the Purchasing Initial Stockholder in writing of this intention, informing the Purchasing Initial Stockholder of the terms and conditions of the proposed sale, including the purchase price. This notice shall constitute an offer from the Selling Initial Stockholder to the Purchasing Initial Stockholder to sell the Purchasing Initial Stockholder an amount of Common Stock that is equal to one percent (1%) of all Common Stock. The Purchasing Initial Stockholder shall have fifteen (15) days from the date it receives the notice from the Selling Initial Stockholder to notify the Selling Initial Stockholder that it wishes to accept this offer if it intends to do so. If it elects to make this purchase and duly notifies the Selling Initial Stockholder, the Purchasing Initial Stockholder shall have thirty (30) days from the date of its notice electing to exercise this purchase right to consummate the purchase of the one percent interest of Common Stock at a purchase price that is equal to the greater of (i) the per share purchase price to be charged to the third party or (ii) the Selling Initial Stockholder's capital cost associated with the purchase Common Stock together interest (at the Prime Rate published in the Wall Street Journal) beginning as of the date the Selling Initial Stockholder acquired the Common Stock.

     9.3 Certain Rights to Sell Shares. Notwithstanding anything to the contrary in this Agreement, neither Initial Stockholder may sell or transfer any of its Shares to a third party during the one year period beginning as of the Effective Date without the prior written consent of the other Initial Stockholder. At any point after the one year anniversary of the Effective Date, either Initial Stockholder (a) may sell all or a portion of its Shares in a public offering with each Initial Stockholder sharing in the overall costs (other than internal costs) in proportion to its participation in the offering, or (b) may negotiate a sale of all or a portion of its Shares to the other Initial Stockholder. At any point after the second anniversary of the Effective Date, either Initial Stockholder may sell all or a portion of its Shares to a third party, subject to the provisions of Article X.

     9.4 Bar on Sale of Shares To Company Competitor. Every Stockholder shall be prohibited, unless such prohibition is waived by the Board of Directors and both Initial Stockholders, from selling any Shares to a Direct Competitor.


                                   ARTICLE X
                        RIGHT OF FIRST OFFER PROVISIONS


     10.1 Right of First Offer Applicable to Initial Stockholders and the Company. Except as otherwise specifically set forth in this Agreement, any Initial Stockholder (the "Offering Initial Stockholder") that desires to offer to sell all or any of the Initial Stockholder's Shares to a third party (a "Share Transfer") shall not complete any such sale without first offering to sell such Shares (the "Affected Shares") by simultaneous written notice to both the other Initial Stockholder (the "Nonoffering Initial Stockholder") and the Company (for purposes of this Section 10.1 only, an "Offer Notice"). For purposes of this Article X, the right of first offer provisions shall not apply to a sale of Shares by a Stockholder to an Affiliate of that Stockholder. The Nonoffering Initial Stockholder shall have twenty (20) business days to determine whether it wishes to purchase all but not less than all of the Affected Shares at the prices and on the terms presented in the Offer Notice. If the Nonoffering Initial Stockholder declines to purchase the Affected Shares in accordance with the Offer Notice, then the Company shall have the right to purchase all, but not less than all, of such Shares, as long as it does so by the "Offer Termination Date," which shall be the date that is five (5) business days after the earlier of the date the Nonoffering Initial Stockholder declines to purchase such Affected Shares or the date such purchase right lapses unexercised. If either the Nonoffering Initial Stockholder or the Company wishes to purchase the Affected Shares, it must consummate the purchase within thirty (30) days after it provides notice to the Offering Initial Stockholder of its purchase decision. If the Company declines or fails to timely purchase the Affected Shares in accordance with the Offer Notice, then the Offering Initial Stockholder shall be free to sell the Affected Shares to any one or more third parties ("Third Party Purchasers") at any price equal to or greater than, and on terms equal to or less favorable than those presented in the Offer Notice, provided that the Offering Initial Stockholder must close the Share Transfer within one hundred eighty (180) days after the Offer Termination Date. Notwithstanding the foregoing, if the Nonoffering Stockholder or the Company gives notice of its decision to purchase, and then fails to close such purchase (other than due to the fault of the Offering Stockholder), no restrictions hereunder shall thereafter apply to those Shares.

     10.2 Right of First Offer Applicable to Other Stockholders.

          (a) Except as otherwise set forth in Section 10.2(e) or elsewhere in this Agreement, any Stockholder other than an Initial Stockholder (an "Offering Stockholder") that desires to offer to sell any of its Shares (the "Affected Shares") shall first notify each of the Initial Stockholders and the Company of its intentions to sell and the terms and conditions of the proposed sale. This notice (for purposes of this Section 10.2 only, an "Offer Notice") shall constitute an offer by the Offering Stockholder to sell (i) to each Initial Stockholder all (but not less than all) of the Initial Stockholder's Pro-Rata portion of the Affected Shares, and (ii) in the event that one or both of the Initial Stockholders do not elect to purchase the Shares, to the Company those Affected Shares not purchased by the Initial Stockholders at the price and on the terms specified in the Offer Notice.

         (b) If an Initial Stockholder wishes to exercise its right to purchase its Pro-Rata portion of the Affected Shares, it shall notify the Offering Stockholder and the Company of this intention within twenty (20) business days of its receipt of the Offer Notice. An Initial Stockholder that desires to purchase its Pro-Rata portion of the Affected Shares, and that duly notifies the Offering Stockholder and the Company of this fact, shall consummate the purchase of such sale within thirty (30) business days after the date of its notice to the Offering Stockholder and the Company that it wishes to purchase the Shares upon the terms of the Offer Notice.

         (c) If one or both of the Initial Stockholders do not elect to purchase its Pro-Rata portion of the Affected Shares pursuant to paragraph (b) above, then the Company shall have the right to purchase all (but not less than all) of the non-purchased Shares, and if it intends to exercise this right, the Company shall notify the Offering Stockholder of this intention within five (5) business days of the date that the Company's purchase right arises.

The Company shall consummate the purchase of such Shares on the last day for timely consummation of an Initial Stockholder's purchase if there is to be one; otherwise, within thirty (30) business days after the date of its notice to the Offering Stockholder that it wishes to make the purchase at the price and on the terms specified in the Offer Notice.

     (d) The Offering Stockholder shall be free to sell any Affected Shares not purchased by the Initial Stockholders or the Company under (b) or (c) to any one or more Third Party Purchasers at any price equal to or greater than or on terms equal to or less favorable than those offered to the Initial Stockholders and the Company, provided that the Offering Stockholder must close the sale within one hundred eighty (180) days after the Company declines to purchase the Affected Shares or the date that the Company is no longer able to elect to purchase the Affected Shares, whichever is earlier to occur.

     (e)  Notwithstanding the foregoing, if the Offering Stockholder under this
Section 10.2 is a direct Transferee of either Initial Stockholder and that Initial Stockholder still owns at least ten percent (10%) or more of all shares of Common Stock, then the first offer right shall first be extended by the Offering Stockholder to that Initial Stockholder alone (rather than to both Initial Stockholders), and that Initial Stockholder shall have the thirty-business day right to purchase all Affected Shares and if that Initial Stockholder does not so purchase the Affected Shares, the right shall be extended to the other Initial Stockholder, and then to the Company, with the remaining provisions of this Section 10.2 remaining applicable. In the event that the Initial Stockholder from which the Transferee directly acquired its Shares no longer owns at least ten percent (10%) of all Shares, then the right of first offer shall be extended to the other Initial Stockholder alone first, and then to the other Initial Stockholder, and then to the Company.

     10.3 Right to Pledge or Encumber Shares. Except as otherwise expressly provided in this Agreement, no Stockholder may hypothecate, encumber, pledge or grant any lien, security or other interest in or to any Shares (any of the foregoing being referred to as a "Pledge") other than a Pledge in favor of the Company. Any Pledge of any Shares made or entered into not in accordance with the provisions of this Section 10.3 shall be null and void and of no force or effect. Notwithstanding the foregoing, an Initial Stockholder may pledge its Shares to a qualified lending institution, but only if the Stockholder and the lending institution agree that the other Initial Stockholder shall have a right of first refusal to purchase such Shares at the greater of their fair market value or collateral value in the event that the lending institution's foreclosure rights are triggered and only if the Pledge secures an amount that is not greater than the total amount of capital contributions made by the Stockholder to date.

                                   ARTICLE XI
             ACCOUNTING AND RECORDS; NONSOLICITATION UPON TRANSFER

     11.1 Accounting Period. The Company's accounting period shall be a fiscal year ending on the Sunday closest to the end of October. The Company may, by majority vote of the Board of Directors, provide for an audit of the books and records of the Company to be made at the Company's expense.

     11.2  Records to be Maintained.

           (a) At its principal office, the Company shall maintain its records, including:

                     (i) a copy of the Certificate of Incorporation and all amendments thereto;

                     (ii) copies of records that would enable a Stockholder to determine the relative voting rights of the Stockholders;

                     (iii) copies of the Company's federal, foreign, state and local income tax returns and reports, if any, for the three most recent years; and

                      (iv) any financial statements of the Company for the three most recent years.

           (b) A Stockholder may, at such Stockholder's own expense, inspect and copy any Company record upon reasonable request during ordinary business hours.

     11.3 Reports to be Furnished. The Company will mail the following reports to each Stockholder for as long as such Stockholder is a holder of any Shares in the Company:

           (a) As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, such financial statements of the Company as of the end of such fiscal year prepared in accordance with GAAP, as the Board of Directors shall decide.

           (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, such quarterly financial information of the Company for such period as the Board of Directors shall decide.

           (c) As soon as practicable after the end of each fiscal month and in any event within 30 days thereafter, such monthly financial information of the Company for such period as the Board of Directors shall decide.

           (d) Within 30 days prior to the beginning of each fiscal year, an Annual Budget, which shall be developed and approved by the Board of Directors. The Annual Budget shall set forth full and complete forecasted balance sheets, statements of operations and statements of cash flows for such fiscal year and for each month within that year. The Annual Budget shall also describe the marketing, production, research and development, organization and staffing and financial strategies that support the Annual Budget's forecasted figures.


                                  ARTICLE XII
                          LEGEND ON STOCK CERTIFICATES

     Each certificate representing Shares subject to this Agreement (excluding any Shares issued or sold in a public offering), whether they be Shares originally issued or issued or transferred pursuant to this Agreement, shall bear on its face in conspicuous type the following legend and an appropriate state and/or securities legend:

           "The shares of stock represented by this certificate (and all transfers or pledges hereof) are subject to the restrictions of and are transferable only in compliance with the provisions of that certain Stockholders Agreement dated as of August ___, 1996, by and among Norcross Inc. (the "Company") and Norrell Corporation and The Cross Country Group LLC, a copy of which is on file at the office of the Company. Any attempted transfer or pledge hereof in violation of the terms of such Stockholders' Agreement shall be null and void and may not be recognized by the Company."

      In the event that such legend cannot practicably be placed on the face of such certificate, either alone or in connection with other legends required by law or by agreement to be placed on the face of such certificate, the legend shall be set out on the back of the certificate, and notice thereof shall be given in conspicuous type on the front.


                                  ARTICLE XIII
                                VOTING AGREEMENT

     13.1 Election of Directors. The Stockholders hereby agree that, with respect to any vote by them for the election of directors for the Company (whether the vote shall be in writing, by consent or at a regular or special meeting), the Stockholders shall at all times throughout the Term vote for, or shall otherwise take such action as may be appropriate to cause the voting for, the election of any individuals nominated by Norrell, CCG or any Additional Stockholder pursuant to Section 4.3 or 4.4 provided such individuals meet any requirements established by applicable law to serve on the Board of Directors.

     13.2 Other Voting Rights. The following actions require the approval of the holders of not less than seventy-six percent (76%) of the outstanding Common
Stock: (a) any amendment to the Certificate of Incorporation or the Bylaws; (b) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; (c) the dissolution of the Company pursuant to the DGCL;
(d) the merger of the Company pursuant to the DGCL; (e) the Company's incurring of any indebtedness in excess of $5,000,000; and (f) any New Issuance other than as provided in Article III of this Agreement or as the same may be issued pursuant to Article XVII.


                                  ARTICLE XIV
                                      TERM

     14.1 Normal Duration. This Agreement shall commence on the Effective Date and shall, unless sooner terminated pursuant to Section 14.2, continue in full force and effect as provided herein for an initial term (the "Initial Term") of twenty-five (25) years thereafter. This Agreement shall be automatically renewed for successive, additional twenty-five (25)-year periods after the expiration of the Initial Term, unless any Party notifies the other Parties in writing at least thirty (30) days prior to the expiration of the then current twenty-year term that it does not wish to renew the Agreement in which case the Agreement shall remain in effect for only those Stockholders that have not given notice that they do not wish to renew.

   14.2 Early Termination. This Agreement shall terminate on the occurrence of any of the following events:

        (a)  the liquidation or dissolution of the Company;

        (b) a single Stockholder becoming the owner of all of the outstanding Shares;

        (c) the execution of a written instrument to that effect by the Company and all Stockholders of the Company who are then parties to this Agreement; or

        (d) a good faith and reasonable decision by either Initial Stockholder that, following at least twenty-four (24) consecutive months where the Company is unprofitable (in accordance with GAAP standards), that the business of the Company should be wound down and the Company ultimately liquidated, with the termination of this Agreement not to be effective until the effective date of such liquidation; provided that if the Company is wound down and liquidated pursuant to this paragraph (d), then the Company shall (i) make no further capital calls other than those reasonably necessary to enable the Company to discharge existing contracts and wind its business down and (ii) liquidate the business in the manner prescribed by the Board of Directors.

     14.3 Effect of Termination. Upon the termination of this Agreement, all Shares shall be relieved from the terms and provisions of this Agreement, and any certificates evidencing such Shares shall be surrendered to the Company for cancellation and issuance of a new certificate without the legend provided for in Article XII.


                                   ARTICLE XV
             MISCELLANEOUS COVENANTS AND OBLIGATIONS OF THE PARTIES

     15.1 Change of Control of Initial Stockholder.

          (a) In the event of a proposed sale of a controlling equity interest in either Initial Stockholder to a Direct Competitor or in the event of a proposed merger of either Initial Stockholder with a Direct Competitor where the Direct Competitor is the surviving entity in the merger (excluding a sale or a merger of any entity after which such entity is no longer an Affiliate of an Initial Stockholder) (such sale or merger being referred to hereafter as a "Change of Control Transaction"), then the Initial Stockholder whose equity is being sold to a Direct Competitor or that is merging with a Direct Competitor (in either case, the "Acquired Initial Stockholder") shall promptly notify the other Initial Stockholder (the "Remaining Initial Stockholder") of the details of the Change of Control Transaction at least thirty (30) days prior to the consummation of the Change of Control Transaction (the "Change of Control Notice").

          (b) The delivery of a Change of Control Notice to the Remaining Initial Stockholder shall give the Remaining Initial Stockholder the right to:
(i) require the Acquired Initial Stockholder to sell all of the Acquired Initial Stockholder's Shares to the Remaining Initial Stockholder (a "Call Option"); or
(ii) require the Acquired Initial Stockholder to purchase all of the Remaining Initial Stockholder's Shares (a "Put Option")(the Put Option and the Call Option being referred to collectively as the "Change of Control Options"). The Remaining Initial Stockholder shall have ten (10) business days after receipt of the Change of Control Notice to notify the Acquired Initial Stockholder whether or not it intends to exercise its right to conduct a determination of the Designated Value (as defined in (c) below) of the Shares subject to the Change of Control Option is determined as provided below (the "Exercise Notice").

          (c) Promptly after the Remaining Initial Stockholder's delivery of an Exercise Notice to the Acquired Initial Stockholder the process for determining the price to be paid for the Shares to be purchased from or sold to the Acquired Initial Stockholder (the "Designated Value") shall commence. The "Designated Value" of the Shares shall be equal to the product of (1) the value of the Company as a going business and (2) the Pro-Rata Percentage of the Shares to be transferred.

            (i) The Remaining Initial Stockholder's Exercise Notice shall include the name of an appraiser chosen by the Remaining Initial Stockholder. The Acquired Initial Stockholder shall, within ten (10) days following receipt of the Exercise Notice, also appoint an appraiser, and shall notify the Remaining Initial Stockholder of the identity of its appraiser also by that date. The failure by either such Party to appoint an appraiser as required hereby shall constitute a waiver of that Party's right to do so, and the remaining appraiser shall act as a sole appraiser hereunder.

            (ii) Each appraiser, within thirty (30) days after his appointment, shall make his determination of the Designated Value. If the Designated Values presented by the appraisers so appointed differ by less than $200,000, then the final Designated Value shall be equal to the arithematic average of the two values. If the values of the appraisers differ by $200,000 or more, then the two appraisers shall agree upon a referee (the "Referee") whose responsibility shall be, within twenty (20) days after his appointment, to review the appraisals submitted by the two appraisers (and all written evidence available in support of each such appraisal) and select one of the two values put forth by the appraisers with the selected value to be the one that the Referee believes most closely represents the true Designated Value. The value so selected by the Referee shall be reported by the Referee by written notice to each of the parties as the final Designated Value within twenty (20) days of the Referee's appointment.

            The Referee's award shall consist of the following elements: (i) findings of fact; (ii) rulings of law (if any are required); and (iii) the remedy, which shall consist of a finding of the Designated Value. The findings of fact and the rulings of law shall be stated with sufficient particularity and precision so that both parties and a reviewing court may reasonably comprehend the basis for the remedy. The Referee shall apply the same substantive law that a Massachusetts court would apply in deciding the same issues. The Referee's determination of the Designated Value shall be binding upon the parties, provided, however, that any party may seek review on the following grounds: (i) that the Referee's determination was clearly erroneous under Law; or (ii) that there was no substantive evidence to support the Referee's findings.

            (iii) If the two appraisers cannot agree upon the identity of the Referee, the American Arbitration Association shall be requested to nominate three individuals to serve as Referees pursuant to the rules and regulations of such Association. If within three days of the receipt of that listing, the parties cannot agree on which of the three shall serve as Referee, the Referee shall be selected by such Association in accordance with its pertinent rules.

            (iv) Each Initial Stockholder shall be solely responsible for paying the expenses of its appraiser.

     (d) Within five (5) days after the establishment of the final Designated Value, the Remaining Initial Stockholder shall notify the Acquired Initial Stockholder whether it will exercise a Call Option or a Put Option (the "Final Notice"). The Acquired Initial Stockholder shall have five (5) days after receiving the Final Notice to elect whether or not to terminate the Change of Control Transaction or proceed with the Change of Control Transaction and allow the Remaining Initial Stockholder to proceed with its Change of Control Option. If the Acquired Initial Stockholder elects to proceed with the Change of Control Transaction, the Put Option or the Call Option must be consummated within fifteen (15) business days of the date the Acquired Initial Stockholder received the Final Notice.


                                  ARTICLE XVI
                  CERTAIN RIGHTS AND OBLIGATIONS OF TRANSFEREE

     16.1 Condition Precedent. No sale or transfer of Shares under this Agreement shall be effective until the Transferee has executed this Agreement (excluding Transferees acquiring Shares acquired in an initial public offering or otherwise on the open market).

     16.2 Transferees Of Initial Stockholders. A Transferee of all of the Shares of either Initial Stockholder shall be entitled to all of the rights and shall be bound by all of the obligations associated with the Shares of the transferring Initial Stockholder under this Agreement as if such Transferee were an "Initial Stockholder," except that the Transferee shall not be bound by the referral obligations set forth in Section 3.7(a). A Transferee of some but not all of the Shares of either Initial Stockholder shall be entitled to all of the rights and shall be bound by all of the obligations of the transferring Initial Stockholder associated with the Shares of the Initial Stockholder under this Agreement except that the Transferee shall not be bound by the referral obligations set forth in Section 3.7(a) and the Transferee shall not be entitled to receive offers as an "Initial Stockholder" for purposes of the first offer provisions in Section 10.1 or 10.2.


                                  ARTICLE XVII
                              REGISTRATION RIGHTS

     17.1 Required Public Offering of Shares. If the Company has not registered its Shares in an underwritten initial public offering within five years after the Effective Date, then either Initial Stockholder may request in writing that the Company file with the Securities and Exchange Commission (the "SEC"), an IPO Registration Statement covering no less than Ten Million Dollars ($10,000,000) and no more than Fifty Million Dollars ($50,000,000) of Shares. Upon receipt of any such request from an Initial Stockholder, the Company shall promptly begin preparation of the Registration Statement and handling all matters necessary and incidental thereto and shall use its reasonably diligent efforts to cause the Registration Statement to become effective as soon as possible after it is filed.

     17.2 Demand Registration Rights. Each Initial Stockholder shall have the right at any point after the one-year anniversary of the Effective Date, which right may be exercised up to two times, to request the Company to register under the 1933 Act all or any portion of the Initial Stockholder's Shares (provided that the Shares with which the Initial Stockholder's request applies must have a Fair Market Value of not less than Five Million Dollars ($5,000,000)) for sale in the manner specified in such notice. Following receipt of any such notice, the Company shall use its best efforts to register under the 1933 Act for public sale in accordance with the method of disposition specified in such notice from the Initial Stockholder the number of Shares specified in such notice. Selling Stockholders hereunder will bear all costs associated with exercise of their rights hereunder.

     17.3 Incidental Registration Rights. If the Company at any time after registering its Shares in an underwritten initial public offering proposes to register additional Shares under the 1933 Act for sale to the public, whether for its own account or for the account of other Stockholders or both, each such time it will give written notice to each Initial Stockholder of its intention to do so. Upon the written request of either Initial Stockholder, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any of its Shares, the Company shall use its best efforts to cause such Shares as to which registration shall have been so requested to be included in the Shares to be covered by the registration statement proposed to be filed by the Company.

     17.4 Registration Rights Agreement. The Initial Stockholders and the Company agree that the detailed terms and conditions associated with the registration rights granted to them pursuant to Sections 17.1, 17.2, 17.3 and
17.5 will be set forth in a mutually acceptable definitive Registration Rights Agreement consistent with this Article XVII to be executed by the Initial Stockholders and the Company within sixty (60) days of the date they execute this Agreement.

     17.5 Standstill Agreement. If requested in writing by the underwriters for the initial underwritten public offering of Shares of the Company, each Stockholder shall agree not to sell publicly any Shares (other than Shares being registered in such offering) without the consent of such underwriters for a period of not more than six (6) months following the effective date of the registration statement relating to such offering.


                                 ARTICLE XVIII
                            MISCELLANEOUS PROVISIONS

     18.1 Representations and Warranties. Each Party represents and warrants to the other Parties that such Party has full power, capacity and authority to execute and deliver this Agreement and to perform such Party's obligations under this Agreements. Each Party represents and warrants to the other Parties that no performance by it of its obligations under this Agreement will result in any conflict with, breach of, or default or acceleration under, any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which such Party is a party or by which such Party's properties or assets may be bound or affected or violate any Law.

     18.2 Entire Agreement. This Agreement represents the entire Agreement among all the Stockholders of the Company. This Agreement may be amended only as provided elsewhere in this Agreement.

     18.3 Application of Delaware Law. This Agreement, the application and interpretation hereof shall be governed exclusively by its terms and the laws of the State of Delaware.

     18.4 Construction. Whenever the singular form is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     18.5 Headings; References. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of the Company Agreement or any provision hereof. Any reference in this Agreement to an "Article", "Section", "Schedule" or "Exhibit" shall mean the specified Article or Section of, or Schedule or Exhibit to, this Agreement.

     18.6 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     18.7 Rights and Remedies Cumulative. Except as otherwise provided in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     18.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     18.9 Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Regulations, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Regulations, each Stockholder shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Stockholder's address, (ii) United States taxpayer identification number, and (iii) that the Stockholder is not a foreign person as that term is defined in the Code and Regulations.

Failure by any Stockholder to provide such affidavit by the date of such disposition shall authorize the Stockholders to withhold ten percent (10%) of each such Stockholder's distribution share of the amount realized by the Company on the disposition.

     18.10 Further Assurances. The Stockholders each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of this Agreement.

     18.11 Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS AND DISTRIBUTIONS SPECIFIED UNDER THIS AGREEMENT.

     18.12 Assignment of Rights. No Party may assign its rights or obligations under this Agreement to any other Person without the prior written consent of the Initial Stockholders except in compliance with this Agreement, provided, further, that a Party may assign such rights or obligations to an Affiliate provided it furnishes written notice of the assignment to the Company and the Initial Stockholders within five (5) days after the effective time of the assignment and provided further that the assigning Party shall retain full and primary liability for the full and complete performance of any assigned obligations under this Agreement.


     IN WITNESS WHEREOF, the parties have caused this Stockholders Agreement to be duly executed as of the Effective Date.


                              NORRELL CORPORATION


                              By: /S/
                                 --------------------------------------------
                              Title: E.V.P.
                                    -----------------------------------------


                              THE CROSS COUNTRY GROUP, LLC


                              By: /S/ Jeffrey ?
                                 --------------------------------------------
                              Title: Manager
                                    -----------------------------------------

                              NORCROSS INC.


                              By:
                                 --------------------------------------------
                              Title:
                                    -----------------------------------------

                                  SCHEDULE 3.7

                                       TO
                          STOCKHOLDERS AGREEMENT AMONG
                              NORRELL CORPORATION,
                          THE CROSS COUNTRY GROUP, LLC
                               AND NORCROSS, INC.
                             Dated August 15, 1996



                             Assets to be Provided



By Norrell:

       Such services and assets are available to, or within the control of, Norrell that may be useful to the Company in the Permitted Business.


By CCG:

       A non-exclusive license to use, but not sell, decompile, alter or sub-license, proprietary call processing software, including but not limited to help-desk software, to the extent that (i) such software may be licensed to the Company without the consent of third party providers, and/or (ii) any necessary consents from third-party providers are obtained.